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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: October 15, 2002

LOTUS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24999	52-1947160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
18200 Von Karman Avenue, Suite 730, Irvine, CA		92612
(Address of Principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (949) 475-1880

Item 5.    Other Events.

        On October 2, 2002, the Registrant filed a Form 12b-25 Notification of Late Filing with respect to its inability to complete its financial statements, receive the independent auditor's report thereon, or file its annual report on Form 10-K for the fiscal year ended June 30, 2002 within the prescribed time period without unreasonable effort or expense. As of this date, Registrant remains unable to complete its consolidated financial statements for the fiscal year ended June 30, 2002, receive its independent auditor's report thereon, or file its Form 10-K for such period within the prescribed time periods.

  Background

        As previously disclosed in the Current Report on Form 8-K of Registrant, as filed with the Commission on July 2, 2001, and the Consent Solicitation Statement on Schedule 14A as filed on with the Commission on June 8, 2001, on June 29, 2001, a majority of Registrant's stockholders, led by T.C.L. Industries Holdings (H.K.) Limited, replaced prior management of the Registrant. Following the replacement of prior management, new management of the Registrant has been reviewing various transactions undertaken by the prior management team prior to June 29, 2001, the date current management assumed control of Lotus Pacific.

        As previously reported, Lotus Pacific dismissed Larson, Allen, Weishair & Co. as its independent accountants effective March 25, 2002, and has replaced such firm with new independent accountants, Hein + Associates LLP. Larson, Allen, Weishair & Co. and its predecessor Schiffman Hughes Brown, P.C. (whose practice became part of Larson, Allen, Weishair & Co. effective January 1, 2000) were initially engaged by prior management of Lotus Pacific.

        As previously reported, new management of Registrant has identified certain transactions undertaken by prior management which may impact reported financial and operating results with respect to its consolidated financial statements for the fiscal year ended June 30, 2001 and prior periods and has referred the matters relating to the restatement of its financial statements to a special committee of its Board of Directors (the "Special Committee"). The Special Committee is empowered to review and authorize the matters on behalf of Lotus Pacific.

        As previously reported, new management, upon consultation with the Special Committee, has concluded that a reaudit of the financial statements for the fiscal years ended June 30, 1999, 2000 and 2001 is required and Registrant engaged Hein + Associates LLP, its new independent accountants, to perform such reaudit.

        As previously reported, on June 26, 2001, immediately prior to being replaced by new management, Registrant's former management agreed to sell its former subsidiary, Regent Electronics Corp., to the directors and officers of Regent Electronics. The agreement provided that Registrant would receive up to $15 million from a percentage of the future earnings of Regent Electronics as consideration for the sale. Following the replacement of prior management with new management, new management began its review of the sale, the circumstances relating to the transaction, and Registrant's rights and obligations under the agreement. In its preliminary review, new management identified certain transactions involving Regent Electronics and other transactions involving former management, which may require restatement of Registrant's previously filed financial statements. Such transactions being reviewed may or will likely have an impact on previously reported results of operations for fiscal years ended June 30, 1999, 2000 and 2001, and may or will likely include adjustments, among others, to Registrant's previously reported revenues, cost of sales, net loss, earnings per share and related party transactions.

        Registrant has submitted a preliminary review of such transactions to its new independent accountants, to determine the necessity and scope of the required restatement of previously reported financial statements. Registrant has further engaged counsel to investigate and advise as to the viability of potential claims it may have resulting from or arising out of such transactions. To the extent Registrant concludes, upon consultation with its independent accountants, that the previously reported financial statements require restatement, Registrant will file restated financial statements for such prior periods.

  Delay in Completing Financial Statements and Filing of Form 10-K

        As of the date hereof, Hein + Associates LLP has not completed its reaudit of such prior periods. Registrant also has concluded that such transactions may or will likely have an impact on the opening balances in its financial statements for the fiscal year ended June 30, 2002, and therefore as of this date, Registrant has not yet completed its financial statements for such period.

        In addition, as previously reported, in December 2001, Registrant sold a major portion of its investment in its former subsidiary, Arescom, Inc. The sale represented approximately 70.0% of the outstanding shares of Arescom at the time of the sale. Because such sale occurred during fiscal 2002, Registrant has included Arescom's accounts, results of operations and cash flows in its financial statements through December 18, 2001. Registrant has engaged its independent accountants to independently audit Arescom's financial statements for purposes of completing Registrant's consolidated financial statements for the year ended June 30, 2002. To date, Hein + Associates LLP has been unable to complete its audit of Arescom and is currently working with Arescom's management to complete its audit.

        The Registrant will continue to work with its independent accountants to complete the reaudit and audit of Arescom's financial statements as described above. The Registrant will continue its investigation into the matters involving former management. Registrant cannot currently estimate when the reaudit described above will be completed. Registrant will file its Form 10-K for the period ending June 30, 2002 as soon as reasonably practicable thereafter.

        Forward Looking Statements.    The statements in this Form 8-K Current Report concerning current management's expectations are "forward looking statements" within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. Any statements contained herein (including, without limitation, statements to the effect that the Registrant or management "estimates," "expects," "intends," "continues," "may," or "will" or statements concerning "potential" or variations thereof or comparable terminology or the negative thereof), that are not statements of historical fact should be construed as forward looking statements. These forward-looking statements are based on our management's current views and assumptions.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PACIFIC, INC. (Registrant)
Date: October 15, 2002	By:	/s/ VINCENT YAN Vincent Yan President, CEO and CFO

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SIGNATURES